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Contact:   Investor Contact: Gary Tiedemann, ###-##-####, gary.tiedemann@xmradio.com

Media Contact: Chance Patterson, 202-380-4318, chance.patterson@xmradio.com

XM SATELLITE RADIO ANNOUNCES PLACEMENT OF $150 MILLION IN SECURITIES

Legg Mason is lead investor in acquisition of 11 million shares

Washington, DC, September 8, 2003—XM Satellite Radio Holdings Inc. (Nasdaq: XMSR) announced today that it has priced a public offering of 11, 320,755 shares of its Class A Common Stock to Legg Mason Funds Management, Inc., Legg Mason Capital Management, Inc. and another large institutional investor, each on behalf of its investment advisory clients.

Expected net proceeds will be approximately $150 million. The transaction is expected to close on September 10, 2003. A copy of the prospectus relating to the offering can be obtained from the company. All of the securities were offered by the company.

XM expects that all or a significant portion of the net proceeds may be used for funding for the construction of XM-4, its new ground spare satellite, if insurance proceeds are not received in a timely manner. XM expects to otherwise use the proceeds for working capital and general corporate purposes, which may include the repurchase or pre-payment of outstanding debt.

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About XM Satellite Radio

XM provides satellite radio service to more than 692,000 subscribers as of June 30 and is on pace to have more than one million subscribers later this year. Whether in the car, home, office or on the go, XM’s listeners enjoy 101 digital channels of choice: 70 music channels, more than 35 of them commercial-free, from hip hop to opera, classical to country, bluegrass to blues; and 31 channels of premiere sports, talk, comedy, kid’s and entertainment programming. For more information about XM, visit http://www.xmradio.com.

Factors that could cause actual results to differ materially from those in the forward-looking statements in this press release include demand for the Company’s service, the Company’s dependence on technology and third party vendors, its potential need for additional financing, as well as other risks described in XM Satellite Radio Holdings Inc.’s Form 8-K filed with the Securities and Exchange Commission on 6-03-03. Copies of the filing are available upon request from XM Radio’ s Investor Relations Department.